EXHIBIT 99.1

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JULY 23, 2013 / 1:00PM, GLF - Q2 2013 GulfMark Offshore Earnings Conference Call

CORPORATE PARTICIPANTS

Quintin Kneen Gulfmark Offshore Inc - President & CEO

Jay Mitchell Gulfmark Offshore Inc - CFO

David Rosenwasser Gulfmark Offshore Inc - COO

CONFERENCE CALL PARTICIPANTS

George O'Leary Tudor, Pickering, Holt & Company - Analyst

Jeff Spittel Clarkson Capital Markets - Analyst

Greg Lewis Credit Suisse - Analyst

Matt Conlan Wells Fargo Securities - Analyst

Bill Dizan Teaton - Analyst

Cole Sullivan ISI Group - Analyst

Mark Brown Citigroup - Analyst

PRESENTATION

Operator

Welcome, everyone, to the Gulfmark Offshore second-quarter 2013 earnings conference call. My name is Amy and I will be your conference specialist for this presentation. On the call today are Quintin Kneen, President and Chief Executive Officer; Jay Mitchell, Chief Financial Officer; and David Rosenwasser, Chief Operating Officer. After the speakers' remarks, there will be a question-and-answer session.

(Operator Instructions)

Please note this event is being recorded. This conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors. These risks are more fully disclosed in the Company's filing with the SEC. The forward-looking comments on this conference call should not, therefore, be regarded as representations and that the projected outcomes can or will be achieved. Thank you. I would now like to turn the call over to Mr. Quintin Kneen. Please go ahead.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Thank you, Amy. Greetings, everyone, and welcome to the second-quarter 2013 Gulfmark Offshore earnings conference call. The format for today's call will be slightly different from the format we have used in the past. I will make some prepared remarks on current market conditions and what we anticipate for the remainder of 2013. I will then hand it over to Jay to go over the quarterly numbers and updated guidance. Following Jay, David will give us an update on operations around the world. And then we will open it up for questions. First of all, I am pleased to welcome Jay Mitchell to Gulfmark as our new Chief Financial Officer. Many of you already know Jay. Jay brings an added dimension to our management team, and I look forward to working with Jay again in the process of growing the business in terms of increased long-term returns and share price.

I am pleased today to report solid second-quarter results. Each of our regions performed well, and the market in the Gulf of Mexico and North Sea in particular are both very strong. In the North Sea, the spot market remains very tight for medium-sized PSVs. And the market is also very good for large PSVs. There were approximately 10 medium- and long-term charters opened in the North Sea. And the year-over-year average spot day rates for the North Sea fleet-wide have seen substantial improvement, almost doubling in the medium-class PSV category, and up approximately 40% in the large PSV category. These fleet-wide spot day rate changes do not translate into similar improvements to average long-term day rates.

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JULY 23, 2013 / 1:00PM, GLF - Q2 2013 GulfMark Offshore Earnings Conference Call

But they are a good indication of the supply and demand balance in the North Sea. As we look forward to the third quarter, it's a solid indication that the sudden softening we experienced last year in the third quarter will not repeat.

We delivered to the market the first of 11 vessels in our new build program later in July. And that vessel will begin to work in the UK sector shortly. Based on prevailing spot day rates, that vessel will be providing an initial return on capital nicely above our targeted rate of 15%. The market in the US Gulf of Mexico is even tighter. Day rates and utilization both moved up substantially during the quarter. Our expectation for the remainder of the year in the Gulf of Mexico looks just as good. We anticipate a continuation of the trend that we have seen thus far in 2013 of increasing average quarterly day rates of approximately 1,000 per day, per quarter. The number of vessels being delivered into the region seems to be in balance with the number of rigs anticipated to be working. So we see no reason for increases in excess of that rate. We have one vessel delivering in the Gulf of Mexico in the fourth quarter, and that vessel is already under contract. Southeast Asia saw a substantial improvement in utilization, and it even surpassed our expectations. The management transition is largely complete, and I anticipate that utilization percentage for that region, based on current supply and demand dynamics, should be in the mid-80s. So I hope we see a slight improvement in that region in the third quarter.

So it was a good solid quarter in all regions. The first half of the year includes a heavy drydock schedule. In the first quarter, we invested just over 6% of our available vessel utilization in regulatory drydocks and vessel enhancements. In the second quarter, we invested just under 7%. In the third quarter, we anticipate investing just under 3% of total vessel utilization, and then just under 2% during the fourth. So we have a lighter schedule in the second half of the year in terms of planned vessel down time, which is giving us in part the boost in revenue we are anticipating for the second half of 2013. The supply and demand for mariner labor continues to be something that we watch carefully around the world. That said, we are comfortable confirming our prior guidance. Around the world, labor is tight, probably tightest currently in the US Gulf of Mexico. But we feel comfortable that we have solid estimates for the labor costs for the remainder of 2013.

We also added a bit to working capital this quarter, which is mostly our reflection to ramp up in revenue. The new build program continues to be on track. We have one vessel that was originally scheduled to deliver in late September that will now deliver in October. We have two vessels that we anticipate can deliver early, and two that we anticipate to be deliver in December that we may look to push into the first quarter of 2014 for practical and marketing considerations.

So we have a lot of good things to communicate to you on the call today. We recognize that we have exceeded the revenue guidance we set for the first two quarters of 2013. And we have adjusted upward our 2013 income statement guidance to reflect all of the factors that we will be discussing today. Our objective is to provide guidance that is neither too conservative nor too optimistic. And with that, I will turn the call over to Jay to go over the numbers and revised guidance.

Jay Mitchell - Gulfmark Offshore Inc - CFO

Thank you, Quintin. I'm certainly enjoying working with the entire Gulfmark team, and I'm happy to be here. I look forward to working with all of the people who are on this call today as well. So, with that, let me get into some of the numbers. As Quintin mentioned, our results reflect strength in all regions. The earnings were $0.44 per diluted share, excluding the charge of $0.06 for an acceleration of vesting related to the prior CEO who was here. The quarterly revenues, as you saw in the press release, increased 15% to $111.3 million, with overall utilization improving to 88%. And as Quintin mentioned, that's led by a faster-than-anticipated recovery in Southeast Asia, with the management transition actually going slightly ahead of schedule there. North Sea revenues increased 5% to $42.7 million. The Americas increased 12% to $52 million. And Southeast Asia increased 71% to $16.6 million. As a result, we are increasing our full-year revenue guidance to between $450 million and $465 million, of which about $118 million to $123 million should be in the third quarter.

On a consolidated basis, our direct operating expense was $53.4 million. Here you are going to see a relatively flat number that actually hides some trends we should discuss. Increasing labor costs in the Gulf of Mexico and Southeast Asia were offset by decreases in Brazil that -- where we were able to internalize some previously outsourced labor functions that allowed us to decrease overtime payments. These savings in Brazil should continue, but they should not further improve from where they are. We also benefited from decreased mobilization and downtime fuel costs of approximately $650,000 in Q2 versus Q1. These items are not out of line with expectations, as Quintin mentioned. And while we anticipate labor costs to increase during the year as the markets tighten, we still anticipate direct operating expenses to be approximately $55 million in Q3 and

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JULY 23, 2013 / 1:00PM, GLF - Q2 2013 GulfMark Offshore Earnings Conference Call

$56 million in Q4. Drydock expense for Q2 was $9.2 million, and we still anticipate drydock for the full year to be approximately $25 million. And that is skewed slightly towards Q3, where we will expect a little over $4 million in that quarter.

General and administrative expense for the quarter was $16.7 million and included the severance charge that I already mentioned. Excluding that item, SG&A was $14.3 million, which was slightly above our forecasted guidance of $13.5 million. And it primarily relates to some higher-than-anticipated professional fees. We still anticipate G&A expense to run approximately $13.5 million per quarter as we go forward. The tax provision for the quarter was 8% as we benefited from some items expiring in the statute of limitations. We still anticipate our rate will be little higher than that as we go forward. But our rate is heavily dependent on a number of factors. Right now we are forecasting that to be somewhere in the mid-teens as we go forward from here.

On the cash front, we generated $18.4 million of cash from operations during the quarter. And CapEx for the quarter was $58.2 million. Cash on hand at the end of quarter was $72.7 million. As we go forward, we anticipate having a much lower cash position as we continue our CapEx program and begin drawing on our revolvers. Just to recap what you probably already know, we have availability of $150 million under revolver in the US and $100 million under revolver in Norway. So total availability of $250 million. CapEx for the remainder of the year will be approximately $100 million, which totals to $195 million for the entire year. Dividends paid for the quarter were $6.7 million. And as we previously discussed, we anticipate this dividend will continue indefinitely. Total debt at June 30 was $501 million, and the debt net of cash on hand was $428.3 million. Now Quintin mentioned working capital earlier in the call. Our DSO did increase during the quarter, which resulted in a use of cash of roughly $24.2 million. The increase primarily relates to the North Sea, where DSO increased to 117 days. There are no unusual issues here and we do not -- we do expect this trend to normalize slightly next quarter. Looking forward, we will put more focus on this area, as this can be a source of significant cash for us.

As Quintin mentioned, we have 11 new builds under construction at the end of Q2. And we will be delivering to the market the first of these, the Highland Defender, which is a 300 Class PSV, at a total cost of $37 million, next week into the market. And shortly thereafter, we will be delivering the North Pomor, which is a 300-Arctic Class PSV with an estimated cost of around $63 million. With that, I'm going to turn the call over to David, who will comment on operations, including where we are on the new build and stretch programs.

David Rosenwasser - Gulfmark Offshore Inc - COO

Thank you, Jay. The second quarter saw increasing demand in all of our regions around the globe. The North Sea experienced higher activity levels, pushing utilization into that area to about 90%. Southeast Asia continued to develop during the quarter as we had hoped, improving results there. And the Americas remained strong, with virtually no large PSV DP-2 tonnage available during the quarter, coupled with additional incremental rate improvements. Activity levels in the North Sea continue to be positive. Currently, the spot market remains tight, with limited availability of large, new-generation tonnage. Our first two of seven European new builds are expected to enter the market early next week, with three further vessels expected to deliver to the North Sea during Q3, bringing our spot exposure to eight vessels.

Included in these deliveries is our largest and most technologically advanced PSV to date, our 300 Arctic Class. [Seated] 10,000-square-foot deck, DP-2 PSV, with ICE-1B, allowing her to operate in the cold climate areas in the winter season. And the region flag vessel also has the highest possible environmental rating number -- ERN -- of all nines. Which represents the vessel's capability for maintaining position and operations under certain heavy-weather conditions, giving both her and her sister vessel -- delivering early in '14 -- a strong competitive advantage for years to come. As we look forward, we expect to see some meaningful term tendering activity later in Q3 in the North Sea. And we will continue to carefully evaluate our North Sea spot exposure against these opportunities.

Southeast Asia continued to improve throughout the quarter and ended somewhat better than we expected, with utilization moving from that 50% range into the 80%s. This improvement in utilization and revenue was the full-quarter result of much of the movement which began towards the end of the first quarter. We have seen several new projects and new customers develop over the first half of the year. And we expect these activity levels to be more of the normalized trend for the remainder of the year as a mix of spot and term requirements continue to come online.

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JULY 23, 2013 / 1:00PM, GLF - Q2 2013 GulfMark Offshore Earnings Conference Call

In the Americas, the market remains strong, not only in the US Gulf, but across the whole region. Similar to the first quarter, the majority of our contracts in the US Gulf of Mexico rolled over at higher rates, absorbing the expected crew-related cost increases in the area. In addition, we have entered into several new contracts with new customers, as both the number of operators as well as the overall activity levels continue to grow.

During the beginning of the quarter, we delivered the last of the six 230 Class stretch vessels directly onto a long-term contract. We also brought in the first of four of our 260 Class stretch vessels into the yard. This vessel is expected to deliver at the end of the third quarter and has already been committed to a customer for a long-term contract at an increased rate. The four-vessel US new build program also continues to progress. The first of the two 280 Class PSVs still under construction has been contracted at a strong rate, and is expected to go on contract in the fourth quarter this year. The remaining three new builds, a 280 Class and two 300 Class PSVs, are taking shape and are expected to deliver in the first and third quarter of '14, with the fourth vessel delivering in the first quarter of 2015, respectively. And with that, I will turn it back over to you, Quintin.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Thanks, David. So hopefully, you get our sense of optimism for the business for the remainder of 2013 and beyond. Last year, the North Sea softened sharply in the third quarter and we see no signs of that this year. Certain vessel classes in the US Gulf of Mexico may be choppy in the second half of 2013, but we see our trend in average day rates in the US Gulf of Mexico to continue their upwards trend. And we are pleased with how well our new team in Southeast Asia is performing, and we look forward to continuing improvement in the second half of 2013. And with that, I will open it up for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

George O'Leary at Tudor, Pickering, Holt.

George O'Leary - Tudor, Pickering, Holt & Company - Analyst

So the guidance implies a big ramp to Q4 revenues. Is the driver just the new vessels going to work? Or, my question really is, what's changed quarter over quarter for you guys? What drove the expectations of that increased revenue?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

It's really a little bit of in all regions. We certainly anticipate a stronger Q4 than we saw last year in the North Sea. And that's encouraging. Some of that is brought by the new vessels that will be delivering into the region, but also a slight increase in utilization, not necessarily day rate. In the Gulf of Mexico, it's certainly more day rate- than utilization-driven. And Southeast Asia, a little bit more utilization in the second half of the -- I'm sorry, in Q4.

George O'Leary - Tudor, Pickering, Holt & Company - Analyst

That's helpful, thanks. And then my second question is around Southeast Asia and great results well above our expectations for the quarter. Historically, you have been able to achieve 85% to 90% utilization in that region. Is that an expectation, maybe not for the next quarter, but as we look forward into late this year and maybe 2014?

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JULY 23, 2013 / 1:00PM, GLF - Q2 2013 GulfMark Offshore Earnings Conference Call

David Rosenwasser - Gulfmark Offshore Inc - COO

I think we are comfortable talking about utilization in the 80% range -- 80%s, mid-80%s is a comfortable range for us.

George O'Leary - Tudor, Pickering, Holt & Company -

Analyst All right, thanks very much, guys.

Operator

Jeff Spittel at Clarkson Capital Markets.

Jeff Spittel - Clarkson Capital Markets - Analyst

If we could stay on Southeast Asia, you talked a little bit last quarter about penetrating some newer markets like Australia and China. I was wondering if you update us on how that is shaking out. And do you think over the long term, those are some markets that could potentially absorb or justify some new build investment?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Well, we were certainly focused on expanding our Southeast Asia operations into new regions. China not so much. Australia may not be the right answer today, but it could be the answer a couple of years from now. Certainly we want to get back into Indonesia, and would like to get a little more activity in Malaysia.

Jeff Spittel - Clarkson Capital Markets - Analyst

Okay. And then, you are starting see some of these new build rigs filter into your markets. Anecdotally, are you starting to see any evidence of a little bit more vessel absorption per rig on some of the more complex wells on which you are working?

David Rosenwasser - Gulfmark Offshore Inc - COO

What we have seen is really a trend to some of the medium to larger PSVs. As you mentioned, the newer technology-laden rigs coming online have different characteristics that require a little more capacity, both pumping rates, overall volumes, ability to hold station in certain heavy weather. All of that has really been developing over the last few years and we are seeing that trend continue.

Jeff Spittel - Clarkson Capital Markets - Analyst Thanks, gentlemen, nicely done this quarter.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO Thanks.

Operator

Greg Lewis at Credit Suisse.

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JULY 23, 2013 / 1:00PM, GLF - Q2 2013 GulfMark Offshore Earnings Conference Call

Greg Lewis - Credit Suisse - Analyst

Congrats on a good quarter, guys. Quintin, assuming -- you touched on -- and not to continue to focus on Southeast Asia, but it's pretty interesting. When you think about those markets that you are talking about potentially expanding, beyond new buildings, are you seeing any opportunities? Are there any potential sellers of assets in this market that potentially Gulfmark could acquire?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Absolutely. If there is one region around the world that isn't super hot, it's Southeast Asia. We've certainly seen significant improvement in our business but the market itself has been fairly placid for about six to eight quarters. And I do believe that there are some decent strategic opportunities to acquire vessels in Southeast Asia. But acquiring at a right price is certainly an important part of the process of creating values, so we are very mindful of that. But it's also an area within our portfolio that I think is underweighted, so it's certainly something that we focus on. I think the answer is yes.

Greg Lewis - Credit Suisse - Analyst

Okay, great. And then just shifting over to the North Sea, clearly rates were up in Q2, at least in the spot market. I imagine that -- if you can maybe talk a little bit about how many vessels are in the spot market right now. And just in thinking about the pick-up in the market, should we be thinking about maybe locking up some of these vessels and maybe reducing spot exposure over the next couple of months? Is that how we should be thinking about the North Sea?

David Rosenwasser - Gulfmark Offshore Inc - COO

I think you are right. You are right from the sense that there are a number of vessels moving in and out of the market. The market has gotten pretty tight here recently. The North Sea is a little bit unique in the fact that they have both Anchor Handlers and PSV abilities from time to time when the market is soft. Right now we have seen all of that incremental tonnage get eaten up. Not necessarily all on long-term contract, but on contracts available, which has really pushed utilization in the area into the mid-90%s.

We have actually seen for the first time in a very long time a UK Flag PSV move into the Norwegian market on a spot market term. That's very rare. What that tells us is that the market is going to continue to drive for this new generation tonnage. We are seeing a unique shift of some of the older tonnage that is continuing to work in the North Sea having more difficult times getting on. Some of that is DP-1, some of it is DP-2, but older vintage.

So we are excited about what we see developing in the North Sea. We have seen new equipment move into the area and most of the market get absorbed. We hope that will carry through, through the rest of the year. We see a number of contracts and opportunities developing over the next several months. And we are going to certainly evaluate our spot exposure based on those term opportunities as they continue to develop.

Greg Lewis - Credit Suisse - Analyst

Okay, David. Thank you guys very much for the time.

Operator

Joe Gibney at Capital One.

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 JULY 23, 2013 / 1:00PM, GLF - Q2 2013 GulfMark Offshore Earnings Conference Call

David Rosenwasser - Gulfmark Offshore Inc -

COO Good morning, Joe.

Operator

We will go with the next question. Matt Conlan at Wells Fargo Securities.

Matt Conlan - Wells Fargo Securities - Analyst

Very good quarter. I did want to follow up a little bit more in the North Sea just to help our modeling. How many vessels do you have in Norway versus the UK? And do you have more spot exposure in Norway? Couldn't help notice that your rate jump in Norway was a whole lot more than in the UK.

David Rosenwasser - Gulfmark Offshore Inc - COO

We have six Norwegian Flag vessels that are operating both in Norway and UK. Our overall exposure to Norway at present is about four vessels. But we have obviously some new vessels that we will bring into market, as we mentioned.

Matt Conlan - Wells Fargo Securities - Analyst

Okay. And those new vessels, are they going to be targeted for the Norwegian market?

David Rosenwasser - Gulfmark Offshore Inc - COO

(multiple speakers) Certainly that 300 Arctic Class is targeted for really the northern part of the North Sea, and the Baltic north of Norway.

Matt Conlan - Wells Fargo Securities - Analyst

Okay. And we have seen some industry data that suggests that there has really been a very strong spike in some of the rates there. Is that true? Are there rates up in the $50,000 range in the Norwegian side?

David Rosenwasser - Gulfmark Offshore Inc - COO

We have seen that, but not necessarily rates that we would think that would last for many months. They are spot rates for short-term jobs, and that's not uncommon. We have seen that through the history of our presence in the North Sea. It can happen on the Anchor Handling side and it can happen on the PSV side. We are comfortable with a more normalized area as far as our expectations going forward. But I hope that we continue to see those spikes. It's something that we expect here, at least in the near term, to continue for a little bit.

Matt Conlan - Wells Fargo Securities -

Analyst Okay, great. Thank you very much.

Operator

Bill [Dizan] at [Teaton].

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 JULY 23, 2013 / 1:00PM, GLF - Q2 2013 GulfMark Offshore Earnings Conference Call

Bill Dizan - Teaton - Analyst

First of all, would you give us some perspective on drydock expenses in 2014 versus what you're experiencing this year?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

We haven't finalized our 2014 drydock budget. Drydocks will average generally between about $16 million and $35 million. I don't have any reason to believe that 2014 is going to be a heavy drydock year. But until we do the schedule, I wouldn't want to give you too much guidance. We will certainly update you on our Q4 call that relates to that.

It usually runs, on average, through the cycle about 2% of the vessel cost. So this is actually a fairly average year for us. We have that $1.2 billion of vessel value, and we are running about $25 million this year. So no reason to believe it's going to spike up to the $35 million level, but we will be able to provide a little bit more clarity in the next couple of calls.

Bill Dizan - Teaton - Analyst

Thank you. And then secondarily, relative to the next year forward contract cover, the Americas rose to 34% from the 24%, where Southeast Asia dropped off down to the 9%. Would you discuss the strategy behind both of those changes or whether they are -- it's not strategy, it's just a function of something simple?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

A lot of it has to do with where you believe you are in the cycle. As you -- as we believe markets to continue to increase and tighten, and day rates continue to increase, we were reluctant to give up too much upside in the forward years. So you don't see us building a lot of contract cover at this point around the world because we are very bullish about most of our regions. Southeast Asia is still more of an anomaly. That's really of part of the restructuring.

We would have liked to have a little bit more forward contract cover than we have there currently. But in the process of the restructuring, we are bringing on short-term work just to make sure the boats are going back to work. We will parlay those into long-term contracts as they become available. So I would expect that number to increase throughout the remainder of 2013 in Southeast Asia.

Bill Dizan - Teaton - Analyst

And then relative to the Americas actually rising a bit, does that imply that you are -- what are the implications of that?

David Rosenwasser - Gulfmark Offshore Inc - COO

No, I think it's more of an anomaly of where the market was last year versus us locking up more term tonnage going forward.

Matt Conlan - Wells Fargo Securities -

Analyst That is helpful. Thank you both.

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JULY 23, 2013 / 1:00PM, GLF - Q2 2013 GulfMark Offshore Earnings Conference Call

Operator

Cole Sullivan at ISI Group.

Cole Sullivan - ISI Group - Analyst

Great quarter. My first question is on Southeast Asia. It sounds like most of what we saw this quarter was more on the management restructuring. Can you handicap how much, if any, was really from just a market improvement side?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

I actually don't believe the market has changed a lot in the past six quarters. It has been fairly placid. So if this is really all about the restructuring, I do believe that, that market is poised to -- it's about at its inflection point. So I think that it will continue to increase in 2014 and '15. But what you saw in this quarter was really just the restructuring.

Cole Sullivan - ISI Group - Analyst

Okay. And then shifting over to the Gulf, just a quick question on the 260 stretch projects. Can you give us a brief update of -- I know the first one went into the shipyard this quarter -- how the subsequent vessel timing will shake out?

David Rosenwasser - Gulfmark Offshore Inc - COO

Actually a pretty good question. The timing on the first vessel is moving along as we had hoped. As Quinton mentioned and we talked about earlier, we have already contracted that vessel. That vessel should come out sometime in the September timeframe. As we go forward, vessels two, three and four -- we may move actually one of the vessels back, based on requirements from a customer that has a vessel on a term contract. They are looking to extend that contract through the remainder of the year and they don't want to release it.

We can get the vessel back and they will release it if we need it. But it looks like at this point, we are going to make the decision to allow them to keep that vessel on contract. That's not going to delay any of the other vessels. And in fact, it may just bring the tail-end of the project a little farther into Q2 of '14, as opposed to finishing up in Q1 of '14. So we are very happy about where we are seeing that program hit.

Cole Sullivan - ISI Group - Analyst

Okay. And so it sounds like at least maybe two more vessels may be ready in 1Q '14, and then one maybe 2Q '14. Is that correct?

David Rosenwasser - Gulfmark Offshore Inc - COO

Honestly, I hope that we will have two vessels out this year. I mean, possibly the third vessel will start this year. But I don't think it will finish by the end of the year. It might, but Christmas holidays makes things difficult. So it may deliver first quarter of '14, with the fourth vessel definitely delivering in first or second quarter of '14.

 Cole Sullivan - ISI Group - Analyst

Okay, great, thanks.

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JULY 23, 2013 / 1:00PM, GLF - Q2 2013 GulfMark Offshore Earnings Conference Call

Operator

(Operator Instructions)

Mark Brown at Citigroup.

Mark Brown - Citigroup - Analyst

Just wanted to ask on the labor costs inflation that you said was being masked by some other trends. If you could quantify that, I think you mentioned the Gulf of Mexico as the tightest region. But if there are any other regions that you could quantify, that would be helpful.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

I think that what we are seeing in the US Gulf of Mexico is about $750,000 for the second half of 2013. That's the absolute dollar range. A little bit more than what we were anticipating at the beginning of the year.

 Mark Brown - Citigroup - Analyst

Okay. The other question I had was just on -- Quintin, you gave a metric about investing in downtime as a percentage of the utilization by quarter. And clearly that was a lot lower in the second half of the year. Can you explain why it is declining, and if that is a structural decline that we would expect to see going forward into 2014 as well?

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

No, a lot of it has to do with how we schedule our drydocks at the beginning of the year. We certainly felt that 2013 was going to be strengthening throughout the year. So loading up the first half of the year with drydocks was the way we planned it. We don't have a lot of flexibility on when we do the drydocks, but we have some on the regulatory side. We certainly have a lot of flexibility on the vessel enhancements. But really it has a lot to do with how we schedule the drydocks and customer requirements. So there is not a lot of science to that, other than we are trying to give you a little clarity on what's going to help drive the revenue up in the second half of 2013.

Mark Brown - Citigroup - Analyst All right. Thank you very much.

Operator

I have no other questions in the queue. So that will conclude today's question-and-answer session. I would like to turn the conference call back over to Mr. Kneen for any comments.

Quintin Kneen - Gulfmark Offshore Inc - President & CEO

Thank you, Amy, and thank you all for your interest in Gulfmark Offshore. We look forward to updating you again in late October.

Operator

The conference call has now concluded. Thank you for attending today's presentation. You may now disconnect.

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JULY 23, 2013 / 1:00PM, GLF - Q2 2013 GulfMark Offshore Earnings Conference Call

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